EXHIBIT 10.1

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”) is entered as of October 27, 2023, by and among TG Venture Acquisition Corp. (“TGVC”), Tsangs Group Holdings Limited (the “Sponsor”), Bulldog Investors, LLP (“Bulldog Investors”) and Phillip Goldstein (together with Bulldog Investors, the “Investors”).

RECITALS

WHEREAS, Bulldog Investors is an investment adviser registered with the United States Securities and Exchange Commission (the “SEC”) and has investment and voting discretion over certain client accounts, including the account of a registered, closed-end investment company (“Bulldog Client”);

WHEREAS, Phillip Goldstein has investment and voting discretion over the account of a registered, closed-end investment company (together with the Bulldog Client, the “Investor Clients”);

WHEREAS, the Investors previously acquired, on behalf of the Investor Clients, at least 500,000 shares of Class A common stock of TGVC, par value $0.0001 per share (the “Acquired Investor Shares”), and following such acquisition, beneficially own the Acquired Investor Shares;

WHEREAS, TGVC expects to hold a special meeting of stockholders (the “Meeting”) for the purpose of approving, among other things, amendments (the “Extension Amendments”) to TGVC’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Investment Management Trust Agreement, dated November 2, 2021, by and between Continental Stock Transfer & Trust Company and TGVC, as amended, to extend the date by which TGVC must consummate an initial business combination (the “Initial Business Combination”) by up to an additional six (6) months, from November 5, 2023 to May 5, 2024 (the “Extension”);

WHEREAS, the Charter provides that a stockholder of TGVC may redeem its shares of Class A common stock in connection with the Charter amendment, on the terms set forth in the Charter (“Redemption Rights”); and

WHEREAS, Investors are willing to not exercise their Redemption Rights with respect to the Acquired Investor Shares at the Meeting upon the terms set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investors and the Sponsor hereby agree as follows:

1.	Terms of Agreement.

1.1.       Initial Investor Payment. Upon the terms and subject to the conditions of this Agreement, the Sponsor agrees that if (i) Investors do not exercise their Redemption Rights with respect to the Acquired Investor Shares in connection with the Meeting, and (ii) the Extension Amendments are approved at the Meeting, then the Sponsor shall pay, or cause to be paid, to the Investor Clients $87,749 (the “Initial Investor Payment”). No later than the first business day following the date of execution of this Agreement, the Sponsor or its designee shall deposit, or shall cause to be deposited, the Initial Investor Payment in the account of JPMorgan Chase Bank, N.A. (the “Escrow Account”) to hold in escrow, subject to the terms of the Escrow Agreement to be entered into by the parties in connection with this Agreement, in the form agreed to by the parties hereto (the “Escrow Agreement”). The Initial Investor Payment will be released no later than the first business day following the date of the Meeting, subject to the terms of the Escrow Agreement.

1.2.       Additional Investor Payments. In the event that TGVC has not consummated an Initial Business Combination, or liquidated (each such event, a “Payment Termination Event”), on or before January 5, 2024 (the “Additional Payment Trigger Date”), and TGVC elects to extend the date by which it has to consummate an Initial Business Combination (the “Combination Period”) on a monthly basis, then for each such monthly extension after the Additional Payment Trigger Date, subject to the Investors and/or the Investor Clients continuing to own the Acquired Investor Shares through such date, (A) TGVC shall provide the Investors 30 days’ prior written notice of its election to extend the Combination Period (each, an “Extension Notice”); and (B) the Sponsor or its designee shall deposit, or shall cause to be deposited, the amount corresponding to each monthly extension set forth below (each, an “Additional Investor Payment”) on or before the date set forth below (each, an “Additional Investor Payment Date”) in the Escrow Account to hold in escrow, subject to the terms of the Escrow Agreement:

1.2.1.	Extension Notice and Additional Investor Payment of $44,594 due on or before January 5, 2024, in order to extend the Combination Period to February 5, 2024;

1.2.2.	Extension Notice and Additional Investor Payment of $41,717 due on or before February 5, 2024, in order to extend the Combination Period to March 5, 2024;

1.2.3.	Extension Notice and Additional Investor Payment of $44,594 due on or before March 5, 2024, in order to extend the Combination Period to April 5, 2024;

1.2.4.	Extension Notice and Additional Investor Payment of $150,348 due on or before April 5, 2024, which is comprised of (i) $43,155, in order to extend the Combination Period to May 5, 2024, (ii) $7,193 as additional interest through the liquidation if the Business Combination is not completed by May 5, 2024 (the “Interest Payment”), and (iii) $100,000 for dissolution expenses of TGVC (the “Dissolution Expenses Payment”) and which shall be refunded to the extent it is not used.

Each Additional Investor Payment will be released on the earlier of (x) a Payment Termination Event, or (y) delivery by TGVC to the Investors of a subsequent Extension Notice, subject to the terms of the Escrow Agreement; provided, however, that (i) the Interest Payment shall only be released to the Investors in the event a Payment Termination Event has not occurred on or before May 5, 2024; and (ii) the Dissolution Expenses Payment shall only be released to the Investors in the event that a Payment Termination Event has not occurred on or before April 5, 2024, and only to the extent that TGVC utilizes funds from the Trust Account to pay any dissolution or liquidation expenses and the value received by the Investors in connection with the Payment Termination Event was reduced. For the avoidance of doubt, the Dissolution Expenses Payment shall be released to the Investors, if applicable, no earlier than May 5, 2024.

For the avoidance of doubt, this Agreement shall not limit the Investors’ Redemption Rights with respect to such Acquired Investor Shares after the conclusion of the Meeting and the parties understand and agree that, in connection with a TGVC special meeting in connection with the approval of the Business Combination, the Investors intent to request redemption of all Acquired Investor Shares, in which case all Acquired Investor Shares will be redeemed.

1.3.       Liquidation. If the Sponsor or its designee fails to make an Additional Investor Payment by the applicable Additional Investor Payment Date (subject to a two (2) day grace period) (such date, inclusive of the grace period, the “Liquidation Trigger Date”), then TGVC will liquidate and dissolve as soon as practicable (and not later than three (3) days) after the Liquidation Trigger Date.

1.4.       Termination. This Agreement and each of the obligations of the undersigned shall terminate on the earlier of (a) the failure of TGVC’s stockholders to approve the Extension at the Meeting, (b) the fulfillment of all obligations of parties hereto, (c) the liquidation or dissolution of TGVC, (d) the mutual written agreement of the parties hereto, (e) the exercise by the Investors of their Redemption Rights with respect to any Acquired Investor Shares, whether in connection with the Meeting or otherwise, and such Acquired Investor Shares are actually redeemed in connection with the Meeting or otherwise, or (f) the Investors and/or the Investor Clients ceasing to own any of the Acquired Investor Shares.

2.	Representations and Warranties of Investors. The Investors represent and warrant to, and agree with, the Sponsor that:

2.1.       Ownership of Acquired Investor Shares. The Investor Clients or Investors will be the beneficial owners of, and have good and marketable title to, the Acquired Investor Shares and Phillip Goldstein and/or Bulldog Investors will have investment and voting discretion over such Acquired Investor Shares as of 5:00 p.m. Eastern Time on October 30, 2023.

2.2.       Independent Investigation. Investors have relied upon an independent investigation of TGVC and have not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances, express or implied, from the Sponsor or any representatives or agents of the Sponsor, other than as set forth in this Agreement. Investors are familiar with the business, operations and financial condition of TGVC and have had an opportunity to ask questions of and receive answers from TGVC’s management concerning TGVC and have had full access to such other information concerning TGVC as Investors have requested. Investors confirm that all documents that they have requested have been made available and that Investors have been supplied with all of the additional information concerning this investment which Investors have requested.

2.3.       Organization and Power. Bulldog Investors is duly organized and validly existing under the laws of the jurisdiction in which it was organized and it and Mr. Goldstein each possess all requisite power and authority to enter into this Agreement and perform all the obligations required to be performed by the Investors hereunder.

2.4.       Authorization. This Agreement has been validly authorized, executed and delivered by each Investor and is a legal, valid and binding obligation of each Investor enforceable against each Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

2.5.       No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investors of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) Bulldog Investors’ organizational documents, (ii) any agreement or instrument to which either Investor is a party or by which it is bound, or (iii) any law, statute, rule or regulation, order, judgment or decree to which either Investor is subject, in the case of clauses (ii) and (iii), that would reasonably be expected to prevent an Investor from fulfilling its obligations under this Agreement. The Investors are not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement.

2.6.       No Advice from Sponsor. The Investors have had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Investors’ own legal counsel and investment and tax advisors. Except for any statements or representations of the Sponsor explicitly made in this Agreement, Investors are relying solely on such counsel and advisors and not on any statements or representations, express or implied, of the Sponsor or any of its representatives or agents for any reason whatsoever, including without limitation for legal, tax or investment advice, with respect to this investment, the Sponsor, TGVC, or the transactions contemplated by this Agreement.

3.	Representations and Warranties of Sponsor. The Sponsor represents and warrants to, and agrees with, the Investors that:

3.1.       Value of Trust Account. The estimated redemption price per share is expected to be approximately $11.03 at the time of the Meeting.

3.2.       Nasdaq Listing. For such time as the Investors or Investor Clients own shares of TGVC Class A common stock, the Sponsor shall not unilaterally initiate the delisting of the TGVC Class A common stock. For the avoidance of doubt, if Nasdaq notifies TGVC that it no longer satisfies the applicable listing criteria of the Nasdaq Global Market, the Sponsor shall be permitted to delist the TGVC Class A common stock to the Nasdaq Capital Market.

3.3.       Organization and Power. The Sponsor is a company duly formed and validly existing and in good standing under the laws of Hong Kong and possesses all requisite power and authority to enter into this Agreement and to perform all of the obligations required to be performed by the Sponsor hereunder.

3.4.       Authorization. All corporate action on the part of the Sponsor and its officers, directors and members necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Sponsor required pursuant hereto has been taken. This Agreement has been duly executed and delivered by the Sponsor and (assuming due authorization, execution and delivery by the Investors) constitutes the Sponsor’s legal, valid and binding obligation, enforceable against the Sponsor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

3.5.       No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the Sponsor’s organizational documents, (ii) any agreement or instrument to which the Sponsor is a party or by which it is bound or (iii) any law, statute, rule or regulation, order, judgment or decree to which the Sponsor is subject, in the case of clauses (ii) and (iii), that would reasonably be expected to prevent the Sponsor from fulfilling its obligations under this Agreement. The Sponsor is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement.

3.6.       D&O Policy. TGVC will use commercially reasonable efforts to cause its Directors’ and Officers’ liability insurance policy to be maintained through the Extension.

3.7.       Reliance on Representations and Warranties. The Sponsor understands and acknowledges that the Investors are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Sponsor set forth in this Section 3.

4.	Trust Account.

4.1.      Investment of Trust Account Funds; Termination of Trust Account. Until the earlier of: (a) the consummation of the Initial Business Combination; (b) the liquidation of the trust account established in connection with TGVC’s initial public offering (the “Trust Account”); and (c) on or immediately prior to twenty-four (24) months from consummation of TGVC’s initial public offering or such later time as the stockholders of TGVC may approve in accordance with the Charter (the “Trust Account Liquidation Date”), TGVC will maintain the investment of funds held in the Trust Account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or maintain such funds in cash in an interest-bearing demand deposit account at a bank. In the event that TGVC has not consummated the Initial Business Combination or liquidated the Trust Account prior to the Trust Account Liquidation Date, then upon the Trust Account Liquidation Date, TGVC will cause the Trust Account to be liquidated and will maintain the funds from the Trust Account in an interest-bearing bank demand deposit account at Citibank, National Association, with a current annual interest rate of 4.50%, until the earlier of (i) the consummation of the Initial Business Combination, (ii) the liquidation of the Trust Account, and (iii) the expiration of the Combination Period (as extended by the Extension) (the “Trust Account Termination Date”). In the event that TGVC has not consummated the Initial Business Combination by the Trust Account Termination Date, TGVC will cause the Trust Account to be liquidated no later than two (2) weeks after the Trust Account Termination Date.

4.2.       Use of Trust Account Funds. TGVC further confirms that it will not utilize any funds from the Trust Account to pay (a) liquidating expenses, if any, (b) income tax, (c) franchise tax, or (d) any potential excise taxes that may become due pursuant to the Inflation Reduction Act of 2022 upon a redemption of its shares of capital stock, including, but not limited to, in connection with a liquidation of TGVC if it does not effect a business combination prior to its termination date.

5.	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the same extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby. With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware.

6.	Voting. The Investors agree that they will and will cause their controlled affiliates to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) voting all shares of Class A common stock owned, as of the applicable record date, by any of them at the Meeting in favor of the Extension and cause all such shares to be counted as present at the Meeting for purposes of establishing a quorum.

7.	Assignment; Entire Agreement; Amendment.

7.1.       Assignment. Any assignment of this Agreement or any right, remedy, obligation or liability arising hereunder by either the Sponsor or an Investor to any person that is not an affiliate of such party shall require the prior written consent of the other party.

7.2.       Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them relating to the subject matter hereof.

7.3.       Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

7.4.       Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

8.	Notices. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile or other electronic transmission with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or another recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other. Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or second-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by electronic mail, when directed to an electronic mail address at which the party has provided to receive notice; and (b) if by any other form of electronic transmission, when directed to such party, in each case on the date sent if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient.

9.	Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.	Survival; Severability.

10.1.       Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the closing of the transactions contemplated hereby.

10.2.       Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.	Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.	Disclosure; Waiver. In connection with the entry into this Agreement, TGVC will file (to the extent that it has not already filed) a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reporting the material terms of this Agreement. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate. TGVC agrees that the name of each Investor shall not be included in any public disclosures related to this Agreement unless required by applicable law, regulation or stock exchange rule. Each Investor: (i) acknowledges that the Sponsor may possess or have access to material non-public information which has not been communicated to the Investor; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Sponsor or any of TGVC’s officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including any potential business combination involving TGVC, including without limitation, any claims arising under Rule 10-b(5) of the Exchange Act; and (iii) is aware that the Sponsor is relying on the truth of the representations set forth in Section 3 of this Agreement and the foregoing acknowledgement and waiver in this Section 12, in connection with the transactions contemplated by this Agreement. TGVC shall, by 9:30 a.m. Eastern Time, on the first business day immediately following the date of the Meeting, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and any other material, nonpublic information that TGVC has provided to the Investors at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to TGVC’s knowledge, Investors shall not be in possession of any material, nonpublic information received from TGVC or any of its officers, directors or employees.

13.	Independent Nature of Rights and Obligations. Nothing contained herein, and no action taken by any party pursuant hereto, shall be deemed to constitute Investors and the Sponsor as, and the Sponsor acknowledges that Investors and the Sponsor do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investors and the Sponsor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Sponsor acknowledges that Investors and the Sponsor are not acting in concert or as a group, and the Sponsor shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Non-Redemption Agreement to be duly executed as of the date first above written.

INVESTORS:

BULLDOG INVESTORS, LLP

By:	/s/ Phillip Goldstein
Name:	Phillip Goldstein
Title:	Managing Partner

PHILLIP GOLDSTEIN

By:	/s/ Phillip Goldstein
Name:	Phillip Goldstein

SPONSOR:

TSANGS GROUP HOLDINGS LIMITED

By:	/s/ Kelvin Liu
Name:	Kelvin Liu
Title:	Vice Chairman

TGVC:

TG VENTURE ACQUISITION CORP

By:	/s/ Pui Lan Patrick Tsang
Name:	Pui Lan Patrick Tsang
Title:	Chief Executive Officer and Director